EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR 2017 RESULTS

~ Full Year Diluted EPS of $1.51 and Adjusted Full Year Diluted EPS of $1.59 ~
~ Announces Cost Savings Initiatives ~
~ Introduces Fiscal 2018 Outlook ~
~ Board Approves Regular Quarterly Dividend ~

Paramus, NJ – March 20, 2017 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2017 results for the periods ended January 31, 2017.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “In a challenging holiday selling season, we were pleased to see our brands outperform the overall watch category in key markets around the world and to have delivered on our annual revenue and earnings targets. Our global teams executed well against our strategies that are centered on delivering innovative and beautifully designed watches. Notably, our Ultra Slim collections across our portfolio and the relaunch of our iconic Movado Esperanza during the holidays resonated well with consumers. We also managed our expenses very well during the quarter while continuing to invest in our global brand building initiatives.”

Mr. Grinberg continued, “Looking at fiscal 2018, we anticipate the retail environment will remain difficult. We are seeing a significant shift from brick and mortar to e-commerce and a continuing challenged fashion watch market in the United States.  As a result, we are taking a more conservative view for fiscal 2018 compared to fiscal 2017 and are implementing certain cost savings initiatives. Given the evolution of the retail market place, we are consolidating certain operations and shifting a greater portion of our investment into the continued development and growth of our digital footprint, including allocating a larger percentage of our marketing budget to online venues. While we believe in the continued growth potential of the traditional watch category, we are also excited about our recently announced partnership with Google to launch a new smartwatch collection, Movado Connect. We remain committed to our strategy which we believe positions us to deliver sustained profitable long-term growth and increase shareholder value through our strong balance sheet.”

The Company recorded no unusual items during the fourth quarter of fiscal 2017. During the third quarter of fiscal 2017, the Company recorded a charge to non-operating expense of $0.9 million, net of tax of $0.4 million, or $0.03 per diluted share, for an impairment of a long-term investment in a privately held company. During the first quarter of fiscal 2017, the Company recorded a $1.1 million charge, net of tax of $0.7 million, or $0.05 per diluted share, for the immediate vesting of stock awards and certain other compensation related to the announcement of the retirement of Rick Coté, the Company’s former Vice Chairman and Chief Operating Officer (“COO’s retirement”). During the fourth quarter of fiscal 2016, the Company recorded a $1.3 million charge, or $0.06 per diluted share, related to operating efficiency initiatives and other items. During the first quarter of fiscal 2016, the Company recorded a $2.5 million charge, net of tax of $0.2 million, or $0.10 per diluted share, also related to operating efficiency initiatives and other items.
Fourth Quarter Fiscal 2017 Results (See attached table for GAAP and non-GAAP measures)
—	Net sales decreased 8.7% to $130.8 million compared to $143.3 million in the fourth quarter of fiscal 2016. Net sales on a constant dollar basis decreased 7.5% compared to net sales in the fourth quarter of fiscal 2016.
—	Gross profit was $64.7 million, or 49.5% of sales, compared to $75.4 million, or 52.6% of sales in the same period last year. Adjusted gross profit for the fourth quarter of fiscal 2016, which excludes a $0.1 million adjustment in expenses related to operating efficiency initiatives and other items, was $75.3 million, or 52.5% of sales. The decrease in adjusted gross margin percentage was primarily driven by an unfavorable shift in channel and product mix, partially offset by the favorable impact of changes in foreign currency exchange rates.
—	Operating expenses decreased $6.6 million or 10.3% to $57.2 million in the fourth quarter of fiscal 2017 from $63.8 million in the fourth quarter last year. For the fourth quarter of fiscal 2016, adjusted operating expenses were $62.4 million, which excludes $1.4 million of expenses related to operating efficiency initiatives and other items. The decrease in adjusted operating expenses was primarily the result of lower performance based compensation and payroll related expenses, the favorable impact of foreign currency exchange rates and a decrease in other operating expenses, partially offset by higher marketing expenses.
—	Operating income in the fourth quarter was $7.4 million compared to operating income of $11.5 million in the prior year period. Adjusted operating income for the fourth quarter of fiscal 2016, excluding $1.3 million of expenses related to operating efficiency initiatives and other items, was $12.9 million.
—	The tax provision was $1.9 million compared to both a tax provision and an adjusted tax provision of $2.9 million in the fourth quarter of fiscal 2016.
—	Net income was $5.2 million, or $0.22 per diluted share, compared to net income of $7.9 million, or $0.34 per diluted share, for the same period in the prior year. Adjusted net income in the fourth quarter of fiscal 2016, excluding $1.3 million of expenses, net of tax, related to operating efficiency initiatives and other items, was $9.2 million, or $0.40 per diluted share.

Full Year Fiscal 2017 Results (See attached table for GAAP and Non-GAAP measures)
—	Net sales decreased 7.1% to $552.8 million compared to net sales of $594.9 million in fiscal 2016. Net sales on a constant dollar basis decreased 6.0% compared to net sales in fiscal 2016.
—	Gross profit was $294.8 million, or 53.3% of sales, compared to gross profit of $316.9 million, or 53.3% of sales, last year. Adjusted gross profit for fiscal 2016, which excludes $0.6 million in charges related to operating efficiency initiatives and other items, was $317.6 million, or 53.4% of sales. The decrease in adjusted gross margin percentage was primarily driven by reduced leverage of certain fixed costs as a result of lower net sales, mostly offset by the favorable impact of changes in foreign currency exchange rates.
—	Operating expenses decreased $6.0 million or 2.4% to $240.8 million in fiscal 2017 from operating expenses of $246.8 million last year. For fiscal 2017, adjusted operating expenses were $239.0 million, which excludes $1.8 million of expenses related to the COO’s retirement in the first quarter. For fiscal 2016, adjusted operating expenses were $243.4 million, which excludes $3.4 million of expenses related to operating efficiency initiatives and other items. The decrease in adjusted operating expenses was primarily the result of lower performance based compensation, lower depreciation and amortization expense, and the favorable impact of foreign currency exchange rates.
—	Operating income for fiscal 2017 was $54.0 million as compared to operating income of $70.1 million for fiscal 2016. Adjusted operating income for fiscal 2017, which excludes $1.8 million of expenses related to the COO’s retirement in the first quarter of fiscal 2017, was $55.8 million. Adjusted operating income for fiscal 2016, excluding $4.0 million of expenses related to operating efficiency initiatives and other items, was $74.1 million.
—	The effective tax rate for fiscal 2017 was 31.7% compared to 33.8% in the prior year. The adjusted effective tax rate for fiscal 2017 was 31.9% as compared to the adjusted effective tax rate of 32.1% in fiscal 2016. The decrease in the adjusted effective tax rate is primarily due to the mix of global pre-tax income.
—	Net income was $35.1 million, or $1.51 per diluted share, for fiscal 2017 compared to net income of $45.1 million, or $1.90 per diluted share, for the prior year. Adjusted net income in fiscal 2017, which excludes $1.1 million in expenses, net of tax, related to the COO’s retirement in the first quarter of fiscal 2017, as well as $0.9 million, net of tax, related to the impairment charge on a long-term investment in a privately held company in the third quarter of fiscal 2017, was $37.1 million or $1.59 per diluted share. Adjusted net income in fiscal 2016, which excludes $3.9 million of expenses, net of tax, related to operating efficiency initiatives and other items, was $49.0 million or $2.06 per diluted share.

Cost Savings Initiatives
Following a review of the Company’s current cost structure, Movado Group is implementing a number of cost savings initiatives to better align its global infrastructure with the current business environment by consolidating certain operations and streamlining functions to reduce costs and improve profitability. More specifically, the Company is addressing the current challenging conditions of the U.S. fashion watch category and traditional retail channels, while at the same time increasing its investments in the fastest growth opportunities including digital and e-commerce. While this is a difficult decision, the Company believes these actions are necessary to compete in the shifting consumer and retail marketplace. The cost savings initiatives include a reduction in the Company’s workforce predominantly impacting the Company’s North American and Swiss operations. The Company expects to realize approximately $12.0 million of savings in fiscal 2018 and estimates approximately $15.0 million in on-going annual pre-tax savings from these initiatives, with the majority being in general and administrative expenses. The Company expects to record a pre-tax charge in connection with the completion of these initiatives in a range of approximately $7.0 million to $10.0 million, predominantly in the first quarter fiscal 2018 with the balance throughout the remainder of the fiscal year.

Rebecca Minkoff License
As previously announced, the Company entered into a new long-term global partnership with Rebecca Minkoff. The companies will collaborate on design, development, distribution and marketing of women’s watches for Rebecca Minkoff’s global lifestyle brand and men’s watches for the Uri Minkoff brand. The collections will launch in North America in the summer of 2017.

Fiscal 2018 Outlook
In fiscal 2018, the Company anticipates that net sales will be in a range of $515.0 million to $530.0 million and operating income will be approximately $50.0 million to $55.0 million. The Company anticipates net income in fiscal 2018 to be approximately $33.0 million to $36.3 million, or $1.40 to $1.55 per diluted share, reflecting a 32% anticipated effective tax rate. The Company's outlook also assumes no further significant fluctuations from prevailing foreign currency exchange rates.

This outlook excludes the $7.0 million to $10.0 million pre-tax charge related to cost savings initiatives in fiscal 2018. The Company expects the majority of this charge to be recorded in the first quarter.

Regular Quarterly Dividend and Share Repurchase Program
The Company also announced that on March 20, 2017, the Board of Directors approved the payment on April 14, 2017 of a cash dividend in the amount of $0.13 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on March 31, 2017.

During the fourth quarter of fiscal 2017, the Company repurchased approximately 20,000 shares under its share repurchase program. As of January 31, 2017, the Company had $46.1 million remaining under the

$50.0 million share repurchase authorization which expires on September 30, 2017, subject to extension or earlier termination by the Board.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, March 20th, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 545-1409.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available from 12:00 p.m. ET on March 20, 2017 until 11:59 p.m. ET on March 27, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 1443480.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide (REBECCA MINKOFF® watches will launch in the summer of 2017), and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate charges for the COO’s retirement and operating efficiency initiatives and other unusual items. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate charges for the impairment of a long-term investment in a private company, the COO’s retirement and operating efficiency initiatives and other unusual items. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after tax impact of the charges for the impairment of a long-term investment in a private company, COO’s retirement and operating efficiency initiatives and other unusual items. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union (including the impact of the June 23, 2016 referendum advising that the United Kingdom exit from the European Union) and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2017	2016	2017	2016

Net sales	$130,785	$143,264	$552,752	$594,923

Cost of sales	66,098	67,913	257,935	277,993

Gross profit	64,687	75,351	294,817	316,930

Operating expenses	57,246	63,807	240,836	246,823

Operating income	7,441	11,544	53,981	70,107

Other expense	-	-	(1,282)	-
Interest expense	(425)	(382)	(1,464)	(1,109)
Interest income	81	22	219	127

Income before income taxes	7,097	11,184	51,454	69,125

Provision for income taxes	1,865	2,902	16,315	23,360

Net income	5,232	8,282	35,139	45,765

Less: Net income attributed to noncontrolling interests	-	394	78	671

Net income attributed to Movado Group, Inc.	$5,232	$7,888	$35,061	$45,094

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.22	$0.34	$1.51	$1.90
Weighted diluted average shares outstanding	23,334	23,317	23,267	23,774

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	January 31,		As Reported	Dollar

	2017	2016

Total Net sales	$130,785	$143,264	-8.7%	-7.5%

	As Reported			% Change
	Twelve Months Ended		% Change	Constant
	January 31,		As Reported	Dollar

	2017	2016

Total Net sales	$552,752	$594,923	-7.1%	-6.0%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Provisions for Income Taxes	Net Income Attributed to Movado Group, Inc.	EPS
Three Months Ended January 31, 2017
As Reported (GAAP)	$130,785	$64,687	$7,441	$7,097	$1,865	$5,232	$0.22

Three Months Ended January 31, 2016
As Reported (GAAP)	$143,264	$75,351	$11,544	$11,184	$2,902	$7,888	$0.34
Operating Efficiency Initiatives and Other Items (1)	-	(72)	1,326	1,326	(7)	1,333	0.06
Adjusted Results (Non-GAAP)	$143,264	$75,279	$12,870	$12,510	$2,895	$9,221	$0.40

Twelve Months Ended January 31, 2017
As Reported (GAAP)	$552,752	$294,817	$53,981	$51,454	$16,315	$35,061	$1.51
Impairment of a Long-Term Investment (2)	-	-	-	1,282	398	884	0.03
Retirement Charge (3)	-	-	1,806	1,806	687	1,119	0.05
Adjusted Results (Non-GAAP)	$552,752	$294,817	$55,787	$54,542	$17,400	$37,064	$1.59

Twelve Months Ended January 31, 2016
As Reported (GAAP)	$594,923	$316,930	$70,107	$69,125	$23,360	$45,094	$1.90
Operating Efficiency Initiatives and Other Items (1)	-	621	3,996	3,996	127	3,869	0.16
Adjusted Results (Non-GAAP)	$594,923	$317,551	$74,103	$73,121	$23,487	$48,963	$2.06

(1)          Related to a charge for severance, occupancy expenses and the write-off of certain fixed assets.
(2)          Related to the impairment of a long-term investment.
(3)          Related to a charge for the retirement of the former Vice Chairman and Chief Operating Officer.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	January 31,
	2017	2016
ASSETS

Cash and cash equivalents	$256,279	$228,188
Trade receivables, net	66,847	71,030
Inventories	153,167	162,465
Other current assets	28,487	27,352
Total current assets	504,780	489,035

Property, plant and equipment, net	34,173	38,553
Deferred and non-current income taxes	24,837	20,323
Other non-current assets	44,012	37,259
Total assets	$607,802	$585,170

LIABILITIES AND EQUITY

Loans payable to bank, current	$5,000	$5,000
Accounts payable	27,192	27,308
Accrued liabilities	28,241	28,570
Accrued payroll and benefits	6,820	11,047
Income taxes payable	4,149	6,257
Total current liabilities	71,402	78,182

Loans payable to bank	25,000	35,000
Deferred and non-current income taxes payable	3,322	2,640
Other non-current liabilities	34,085	28,201
Noncontrolling interests	-	595
Shareholders' equity	473,993	440,552
Total liabilities and equity	$607,802	$585,170

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	January 31,
	2017	2016
Cash flows from operating activities:
Net income	$35,139	$45,765
Depreciation and amortization	11,507	13,156
Other non-cash adjustments	9,873	5,367
Operating efficiency initiatives and other items	-	3,996
Changes in working capital	3,969	5,290
Changes in non-current assets and liabilities	(2,070)	1,016
Net cash provided by operating activities	58,418	74,590

Cash flows from investing activities:
Capital expenditures	(5,920)	(8,070)
Restricted cash deposits	(1,156)	(435)
Short-term investment	(152)	-
Trademarks and other intangibles	(328)	(650)
Net cash (used in) investing activities	(7,556)	(9,155)

Cash flows from financing activities:
Proceeds from bank borrowings	3,000	50,000
Repayments of bank borrowings	(13,000)	(10,000)
Dividends paid	(11,930)	(10,312)
Stock repurchase	(3,864)	(48,748)
Purchase of incremental ownership of joint venture	(1,320)	(4,267)
Other financing	(561)	(395)
Net cash (used in) financing activities	(27,675)	(23,722)

Effect of exchange rate changes on cash and cash equivalents	4,904	(13,377)
Net change in cash and cash equivalents	28,091	28,336
Cash and cash equivalents at beginning of year	228,188	199,852

Cash and cash equivalents at end of year	$256,279	$228,188